Exhibit 99.1

Talmer Bancorp, Inc. reports third quarter 2015 net income of $20.0 million, representing $0.27 of earnings per diluted average common share
Third quarter deposit growth of $217.4 million, or 17.7% on an annualized basis
 Talmer Bancorp, Inc. declares cash dividend on common stock of $0.01 per share

TROY, Mich., October 28, 2015 - Talmer Bancorp, Inc. (NASDAQ: TLMR) (“Talmer”) today reported third quarter 2015 net income of $20.0 million, compared to $17.5 million for the second quarter of 2015 and $19.5 million for the third quarter of 2014. Earnings per diluted common share were $0.27 for the third quarter of 2015, compared to $0.23 for the second quarter of 2015 and $0.26 for the third quarter of 2014. In addition, the Board of Directors of Talmer declared a cash dividend on its Class A common stock of $0.01 per share on October 28, 2015. The dividend will be paid on November 20, 2015, to our Class A common shareholders of record as of November 9, 2015.
Talmer Bancorp President and CEO David Provost commented, “We are pleased with underlying trends this quarter including strong core deposit growth, declines in operating expenses and solid revenue trends. Core deposit growth benefited from the continued focus of our retail sales force to drive growth in key markets in order to fund our lending pipelines. Our reported earnings were impacted by two key non-core items: a $3.8 million detriment to earnings, or an after-tax amount equal to approximately $0.034 per diluted share, due to the change in fair value of our loan servicing rights, and an approximate $0.032 benefit to diluted earnings per share as a result of approximately $2.3 million in lower than normal income tax expense for the quarter. We also accomplished a number of significant strategic initiatives during the quarter including the charter consolidation of Talmer West Bank into Talmer Bank and Trust, the repurchase of $75.0 million of our Class A common stock and the final divestiture of our former lead investor, WL Ross and Co. Going forward, we continue to be keenly focused on driving healthy organic franchise growth and being well-prepared for potential acquisition opportunities.”

Quarterly Results Summary

(Dollars in thousands, except per share data)	3rd Qtr 2015	2nd Qtr 2015	3rd Qtr 2014
Earnings Summary
Net interest income	$55,647	$49,609	$52,217
Total provision (benefit) for loan losses	700	(7,313)	1,509
Noninterest income	19,342	22,098	29,974
Noninterest expense	47,829	53,293	51,263
Income before income taxes	26,460	25,727	29,419
Income tax provision	6,425	8,179	9,904
Net income	20,035	17,548	19,515
Per Share Data
Diluted earnings per common share	$0.27	$0.23	$0.26
Tangible book value per share (1)	10.55	10.53	10.40
Average diluted common shares (in thousands)	73,222	74,900	75,752
Performance and Capital Ratios
Return on average assets (annualized)	1.23%	1.11%	1.36%
Return on average equity (annualized)	10.96	9.26	10.56
Net interest margin (fully taxable equivalent) (2)	3.76	3.50	4.05
Core efficiency ratio (1)	58.54	68.54	70.81
Tangible average equity to tangible average assets (1)	11.02	11.79	12.64
Common equity tier 1 capital (3)	12.12	13.90	N/A
Tier 1 leverage ratio (3)	10.21	11.50	11.45
Tier 1 risk-based capital (3)	12.12	13.90	15.56
Total risk-based capital (3)	13.20	14.97	16.76
Asset Quality Ratios
Net charge-offs to average loans, excluding covered loans (annualized)	(0.12)%	(0.10)%	0.26%
Nonperforming assets as a percentage of total assets	1.33	1.64	1.73
Nonperforming loans as a percent of total loans	1.14	1.32	1.38
Nonperforming loans as a percent of total loans, excluding covered loans	1.02	0.94	1.19
Allowance for loan losses-uncovered as a percentage of period-end uncovered loans	1.00	0.86	0.82

(1)	See section entitled "Reconciliation of Non-GAAP Financial Measures."

(2)	Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3)	Third quarter 2015 is estimated. Second and third quarter 2015 are under Basel III transitional and third quarter 2014 is under Basel I.

Third Quarter 2015 Compared to Second Quarter 2015

•
Net income was $20.0 million, or $0.27 per diluted average common share, in the third quarter of 2015, compared to $17.5 million, or $0.23 per diluted average common share, for the second quarter of 2015. The increase in net income in the third quarter of 2015 was primarily due to reductions in operating expenses and an increase in interest income.

•	Net total loans increased during the third quarter of 2015 by $173.7 million, driven by strong growth in both commercial and industrial and commercial real estate lending.

•
Total deposits increased $217.4 million, to $5.1 billion as of September 30, 2015, compared to June 30, 2015. Total deposit growth included increases in time deposits of $184.2 million, demand deposits of $40.4 million, and money market and savings deposits of $38.1 million. These increases were partially offset by a decline in brokered deposits of $45.3 million.

•
Net interest income increased to $55.6 million in the third quarter of 2015, compared to $49.6 million in the second quarter of 2015. Net interest income growth was primarily due to the benefit provided by a $4.2 million reduction in negative accretion on the FDIC indemnification asset and a $1.8 million increase in interest on loans due to strong loan growth. Our net interest margin increased 26 basis points to 3.76% in the third quarter of 2015, compared to 3.50% in the second quarter of 2015, due in large part to the decline in the negative yield on the FDIC indemnification asset as we continue to reduce the outstanding amount of this asset. Exclusive of the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, discussed in detail below, our core net interest margin in the third quarter of 2015 was 3.46% compared to 3.41% in the second quarter of 2015.

•
Noninterest income decreased $2.8 million to $19.3 million in the third quarter of 2015, compared to the second quarter of 2015. Noninterest income was impacted by a detriment to earnings of $3.8 million due to the change in the fair value of loan servicing rights, which is a key component of the negative $1.7 million of income from mortgage banking and other loan fees. The total decrease in mortgage banking and other loan fees of $6.4 million was partially offset by a $3.2 million increase in FDIC loss sharing income and a $2.0 million increase in accelerated discount on acquired loans.

•
Noninterest expense decreased $5.5 million, to $47.8 million in the third quarter of 2015, compared to the second quarter of 2015. The decrease in noninterest expense includes decreases in occupancy and equipment expense of $1.9 million, other expenses of $1.8 million and salary and employee benefits of $1.0 million.

•
Total shareholder’s equity of $714.8 million as of September 30, 2015, decreased $51.6 million compared to June 30, 2015. The decrease is primarily the result of our repurchase and retirement of 5.0 million shares of our Class A common stock for $75.0 million, partially offset by third quarter of 2015 net income of $20.0 million and an increase in accumulated other comprehensive income due to an increase in the fair value of our investment securities portfolio.

•
The income tax provision for the third quarter of 2015 was $6.4 million resulting in an effective tax rate of 24.3%, which is approximately $2.3 million lower than an assumed 33% normalized tax rate. The low effective tax rate in the third quarter of 2015, compared to previous quarters, is due primarily to the finalization of the 2014 Capital Bancorp, Ltd's consolidated federal income tax return (Talmer West Bank's former parent), which resulted in a larger amount of pre-ownership change carryforwards allocated to Talmer West Bank than originally estimated.

Income Statement
Net Interest Income and Net Interest Margin
Net interest income for the third quarter of 2015 was $55.6 million, compared to $49.6 million in the prior quarter. Our net interest margin was 3.76% in the third quarter of 2015, an increase of 26 basis points from 3.50% in the second quarter of 2015. The increase in our net interest margin in the third quarter was due in large part to the decline in the negative yield on the FDIC indemnification asset.
Our net interest margin benefits from discount accretion on our purchased credit impaired loan portfolio, a component of the accretable yield. The accretable yield for purchased credit impaired loans includes both the expected coupon of the loan and the discount accretion, and is recognized as interest income over the expected remaining life of the loans. For the third and second quarters of 2015, the yield on uncovered loans was 4.74% and 4.62%, respectively, while the yield generated using only the expected coupon would have been 4.21% and 4.14%, respectively. For the third and second quarters of 2015, the yield on covered loans was 13.34% and 12.48%, respectively, while the yield generated using only the expected coupon would have been 7.50% and 6.17%, respectively. The difference between the actual yield earned on total loans and the yield generated based on the contractual coupon (not including any interest income for loans in nonaccrual status) represents excess accretable yield. Our net interest margin is also adversely impacted by the negative yield on the FDIC indemnification asset. Because our quarterly cash flow re-estimations have continued to result in improvements in the overall expected cash flows on covered loans, our expected payment from the FDIC under our loss share agreements has declined, resulting in a negative yield on the FDIC indemnification asset. This negative yield on the FDIC indemnification asset partially offsets the benefits provided by the excess accretable yield. This negative yield was 49.20%, representing $4.4 million, for the third quarter of 2015 compared to a negative yield of 73.00%, representing $8.5 million, for the second quarter of 2015. The combination of the excess accretable yield on both covered and uncovered loans, offset by the negative yield on the FDIC indemnification asset, benefitted net interest margin by 30 basis points in the third quarter of 2015 compared to nine basis points in the second quarter of 2015. Therefore, excluding the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, our net interest margin in the third quarter of 2015 was 3.46% compared to 3.41% in the second quarter of 2015.

Noninterest Income
Noninterest income decreased $2.8 million to $19.3 million in the third quarter of 2015, compared to the second quarter of 2015. The decrease is primarily the result of a decrease in mortgage banking and other loan fees of $6.4 million, partially offset by a $3.2 million decrease in the net amounts due to the FDIC resulting from higher recoveries on covered loans, recognized within “FDIC loss sharing income”, and an increase in accelerated discount on acquired loans of $2.0 million. Accelerated discount on acquired loans results from the accelerated recognition of a portion of the loan discount that would have been recognized over the expected life of the loan and occurs when a loan is paid in full or otherwise settled. The decrease in mortgage banking and other loan fees was impacted by a detriment to earnings of $3.8 million due to the change in the fair value of loan servicing rights. In the second quarter of 2015, the change in the fair value of loan servicing rights was a benefit of $3.1 million. The change in the fair value of loan servicing rights in the third quarter was due mainly to downward movements in market interest rates during the period.
As we have noted in prior quarters, we have chosen not to hedge our investment in loan servicing rights. Since our loan servicing rights are accounted for under the fair value measurement method, decreases in interest rates generally result in a detriment to earnings due to an anticipated increase in prepayments speeds, whereas increases in interest rates generally result in a benefit to earnings due to the opposite effect. The large majority of our servicing rights were acquired on January 1, 2013 in our acquisition of First Place Bank. While there has been meaningful reported earnings volatility due to our decision not to hedge our loan servicing rights, the cumulative acquisition-to-date detriment to pre-tax earnings due to the changes in fair value has been only $788 thousand since the acquisition of First Place Bank on January 1, 2013.
Noninterest Expense
Noninterest expense in the third quarter of 2015 decreased $5.5 million, to $47.8 million, compared to the second quarter of 2015. The decrease in noninterest expense includes decreases in occupancy and equipment expense of $1.9 million, other expenses of $1.8 million and salary and employee benefits of $1.0 million, in addition to spending cuts made within other noninterest expense categories. The second quarter of 2015 included $1.8 million of net expense recognized related to our targeted analysis of property efficiency which included a review of certain lease contracts resulting in lease buyouts, final sales of unused properties and impairments taken on owned properties under review for potential upcoming sales.
Our core efficiency ratio was 58.54% and 68.54%, for the third and second quarters of 2015, respectively. The improvement in our efficiency ratio is primarily the result of the combination of an increase in interest income and a reduction in operating expenses. The efficiency ratio is a measure of noninterest expense as a percent of net interest income and noninterest income. The core efficiency ratio begins with the efficiency ratio and then excludes certain items deemed by management to not be related to regular operations. The third quarter of 2015 core efficiency ratio excludes the detriment received from the fair value adjustment to our loan servicing rights of $3.8 million, transaction and integration related costs of $113 thousand, and the FDIC loss sharing income, which was a detriment of $2.7 million. The second quarter of 2015 core efficiency ratio excludes the benefit provided by the fair value adjustment to our loan servicing rights of $3.1 million, transaction and integration related costs of $419 thousand, property efficiency review expenses of $1.8 million and the FDIC loss sharing income, which was a detriment of $5.9 million. Over the next few quarters, the core efficiency ratio is expected to be in the lower 60% range given that overall operating expenses are expected to be modestly higher and accelerated discount on acquired loans is expected to be lower as compared to the level achieved in the third quarter of 2015.
Credit Quality
The third quarter of 2015 resulted in a total net provision for loan losses of $700 thousand, compared to a net benefit of $7.3 million in the second quarter of 2015. The increase in the net provision for loan losses was primarily due to an increase in impairment resulting from our quarterly re-estimation of cash flows for our purchased credit impaired loans in the third quarter of 2015, compared to the second quarter of 2015, and the unanticipated payments received in the second quarter on loans previously charged-off.
The provision for loan losses on uncovered loans in the third quarter of 2015 increased $2.6 million to $3.7 million, compared to the second quarter of 2015. At September 30, 2015, the allowance for loan losses on uncovered loans was $45.1 million, or 1.00% of total uncovered loans, compared to $36.6 million, or 0.86% of total uncovered loans, at June 30, 2015. The increase in allowance for loan losses on uncovered loans for the quarter was primarily due to impairment resulting from our quarterly re-estimation of cash flows for our uncovered purchased credit impaired loans, previous covered loan allowance transferred to uncovered effective July 1, 2015 due to the expiration of our first and largest non-single family FDIC loss share agreement, and the impact of organic loan growth.

The net benefit for loan losses on covered loans in the third quarter of 2015 decreased $5.4 million to a benefit of $3.0 million, compared to the second quarter of 2015. The net benefit for loan losses on covered loans in the third quarter of 2015 was largely driven by the benefit received from recoveries on loans previously charged-off. The majority of these recoveries are offset by amounts owed to the FDIC related to the associated charge-offs previously claimed with the FDIC and recognized as a reduction to FDIC loss sharing income. At September 30, 2015, the allowance for loan losses on covered loans was $10.8 million, or 5.76% of total covered loans, compared to $16.3 million, or 5.82% of total covered loans at June 30, 2015. The decrease in allowance for loan losses on covered loans primarily reflects previous covered loan allowance transferred to uncovered due to the expiration of our first and largest non-single family FDIC loss share agreement, and the relief of allowance resulting from payments received on covered loans previously carrying an allowance for loan loss.
During the third quarter of 2015, we completed re-estimations of cash flow expectations for purchased credit impaired loans acquired in each of our acquisitions. For the re-estimations, loans with changes in cash flow expectations resulted in net additional loan loss provisions of $3.4 million ($3.4 million uncovered and $24 thousand covered). The re-estimations also resulted in a $16.1 million improvement in the gross cash flow expectations for purchased credit impaired loans, which will be recognized prospectively as an increase in the accretable yield.
All of our acquired loan portfolios are continuing to perform significantly better than initially anticipated. We believe improvements in performance are primarily due to the strengthening economy and the efforts made by our Special Assets team that manages our acquired loan portfolios. Similar to the third quarter of 2015 re-estimations, the prior re-estimations of cash flows have indicated better overall expected performance in our acquired loan portfolios than originally anticipated at acquisition.
Balance Sheet and Capital Management
Total assets increased $86.4 million to $6.5 billion at September 30, 2015 compared to $6.4 billion at June 30, 2015. The primary drivers of the increase in assets in the quarter ended September 30, 2015 were increases in net total loans of $173.7 million and securities available-for-sale of $35.4 million, partially offset by decreases in cash and cash equivalents of $81.0 million, loans held for sale of $16.8 million and other real estate owned and repossessed assets of $12.8 million. The increase in securities available-for-sale reflects management’s decision to invest liquid assets while retaining accessibility to the funds for potential liquidity needs. The decrease in loans held for sale primarily reflects a reduction in the overall volume of residential loan originations as a result of seasonal trends and changes in the interest rate environment. The decrease in other real estate owned and repossessed assets primarily reflects our successful disposition of a number of properties during the period. The decrease in cash and cash equivalents reflects the items discussed previously in addition to the $75.0 million paid to repurchase 5.0 million shares of our Class A common stock.
Net total loans at September 30, 2015 increased $173.7 million to $4.6 billion, compared to June 30, 2015, as a result of $262.3 million of net uncovered loan growth, inclusive of $77.0 million of loans transferred from covered to uncovered effective July 1, 2015 due to the expiration of our first and largest non-single family loss share agreement, partially offset by $88.6 million of net covered loan run-off, also inclusive of the $77.0 million of loans transferred to uncovered due to the expiration of the loss share agreement previously discussed. As in most prior quarters, uncovered loan growth was primarily driven by growth in commercial and industrial loans. We continue to be focused on sourcing quality loan growth to overcome the run-off of higher-yielding acquired loans. Acquired loans, which total $1.5 billion, or 32.9% of total loans, at September 30, 2015 are reported on the balance sheet at the contractual balance, net of remaining discount resulting from acquisition accounting and charge-offs taken since acquisition.
The FDIC indemnification asset balance was $30.6 million at September 30, 2015. Of this amount, we expect approximately $16.5 million to be collected from the FDIC and the remaining $14.1 million to be amortized prior to the end of the associated loss share agreements, as a result of expected improvements in cash flow expectations on covered loans.
Total liabilities were $5.8 billion at September 30, 2015 compared to $5.7 billion at June 30, 2015. The $138.1 million increase in liabilities in the quarter ended September 30, 2015 was primarily due to an increase in total deposits of $217.4 million and an increase in long-term debt of $70.0 million, partially offset by a decrease in short-term borrowings of $151.9 million. Total deposit growth included time deposits of $184.2 million, noninterest-bearing demand deposits of $48.3 million and money market and savings deposits of $38.1 million, partially offset by decreases in brokered deposits of $45.3 million and interest-bearing demand deposits of $7.9 million.

Total shareholders’ equity of $714.8 million as of September 30, 2015 decreased $51.6 million compared to June 30, 2015. The decrease is primarily the result of our repurchase of 5.0 million shares of our common stock for $75.0 million in the third quarter of 2015, offset by net income of $20.0 million and an increase in accumulated other comprehensive income primarily due to an increase in the fair value of our investment securities portfolio. Our Tier 1 leverage ratio was 10.21% at September 30, 2015, compared to 11.50% at June 30, 2015.

Key Performance Goals
Our near-term focus continues to be on driving quality loan and core deposit growth. Continuing merger activity in our market area offers the potential for additional growth opportunities; however, we will remain disciplined in our evaluation of the risks and challenges in each and every deal. Recent trends in operating expenses and ongoing investment in growth provide momentum in our pursuit of delivering a sustainable earnings growth over the longer term.
Conference Call and Webcast
Talmer Bancorp, Inc. will host a live conference webcast to review third quarter 2015 financial results at 10:00 a.m. ET on Thursday, October 29, 2015. The webcast may be accessed through Talmer’s Investor Relations page at www.talmerbank.com where a link will be provided. Interested parties may also access the conference call by calling (888) 317-6003 (event ID No. 4967473) or internationally at (412) 317-6061. A replay of the webcast will be available for approximately 90 days after the event on Talmer’s Investor Relations page at www.talmerbank.com.
About Talmer Bancorp, Inc.
Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust. Talmer Bank and Trust operates branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland and Nevada and offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Talmer Bancorp Inc.’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements
Some of the statements in this press release and our conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements, including, among others, statements related to our future expectations, including all statements under the heading entitled “Key Performance Goals,” statements regarding our focus on driving healthy organic franchise growth and being well prepared for potential acquisition opportunities, our expectations that our core efficiency ratio will be in the lower 60% range over the next few quarters, including our expectation that operating expenses will be modestly higher and accelerated discount on acquired loans will be lower, our expected future collections from the FDIC under our loss share agreements and the remaining amortization of the indemnification asset, and statements regarding growth opportunities in our markets. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to risks, uncertainties and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, our acquisition transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes, excessive loan losses, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in our Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Media Contact:                    Investor Relations Contact:
Shellie Maitre                    Bradley Adams
(248) 498-2858                    (248) 498-2862

Talmer Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Assets
Cash and due from banks	$82,822	$79,357	$86,185	$91,214
Interest-bearing deposits with other banks	106,740	161,201	96,551	121,952
Federal funds sold and other short-term investments	140,000	170,000	71,000	85,500
Total cash and cash equivalents	329,562	410,558	253,736	298,666
Securities available-for-sale	880,705	845,319	740,819	734,489
Federal Home Loan Bank stock	25,416	25,418	20,212	17,426
Loans held for sale, at fair value	100,255	117,042	93,453	122,599
Loans:
Residential real estate (includes $20.9 million, $20.9 million, $18.3 million and $17.9 million, respectively, measured at fair value) (1)	1,452,290	1,434,678	1,426,012	1,430,939
Commercial real estate	1,484,421	1,395,783	1,310,938	1,213,361
Commercial and industrial	1,196,717	1,066,353	869,477	790,867
Real estate construction (includes $0, $0, $1.2 million, and $0, respectively, respectively, measured at fair value) (1)	217,035	175,192	131,686	102,920
Consumer	164,496	172,120	164,524	93,246
Total loans, excluding covered loans	4,514,959	4,244,126	3,902,637	3,631,333
Less: Allowance for loan losses - uncovered	(45,080)	(36,566)	(33,819)	(29,892)
Net loans - excluding covered loans	4,469,879	4,207,560	3,868,818	3,601,441
Covered loans	186,629	280,847	346,490	403,792
Less: Allowance for loan losses - covered	(10,757)	(16,340)	(21,353)	(25,768)
Net loans - covered	175,872	264,507	325,137	378,024
Net total loans	4,645,751	4,472,067	4,193,955	3,979,465
Premises and equipment	44,133	44,857	48,389	51,059
FDIC indemnification asset	30,551	36,997	67,026	82,441
Other real estate owned and repossessed assets	33,553	46,373	48,743	45,032
Loan servicing rights	55,786	58,894	70,598	74,380
Core deposit intangible	13,470	14,131	13,035	13,696
Goodwill	3,524	3,524	—	—
FDIC receivable	2,618	5,543	6,062	12,873
Company-owned life insurance	105,975	104,972	97,782	96,605
Income tax benefit	180,719	188,755	177,472	181,318
Other assets	52,017	43,173	40,982	35,718
Total assets	$6,504,035	$6,417,623	$5,872,264	$5,745,767
Liabilities
Deposits:
Noninterest-bearing demand deposits	$1,050,375	$1,002,053	$887,567	$908,343
Interest-bearing demand deposits	813,609	821,557	660,697	673,336
Money market and savings deposits	1,314,798	1,276,726	1,170,236	1,173,697
Time deposits	1,611,315	1,427,126	1,188,178	1,256,981
Other brokered funds	335,354	380,611	642,185	473,240
Total deposits	5,125,451	4,908,073	4,548,863	4,485,597
FDIC clawback liability	27,269	28,588	26,905	25,723
FDIC warrants payable	4,513	4,441	4,633	4,563
Short-term borrowings	102,090	253,945	135,743	150,573
Long-term debt	484,981	414,947	353,972	285,009
Other liabilities	44,963	41,223	40,541	47,650
Total liabilities	5,789,267	5,651,217	5,110,657	4,999,115
Shareholders’ equity
Preferred stock - $1.00 par value
Authorized - 20,000,000 shares at 9/30/2015, 6/30/2015, 12/31/2014 and 9/30/2014
Issued and outstanding - 0 shares at 9/30/2015, 6/30/2015, 12/31/2014 and 9/30/2014	—	—	—	—
Common stock:
Class A Voting Common Stock - $1.00 par value
Authorized - 198,000,000 shares at 9/30/2015, 6/30/2015, 12/31/2014 and 9/30/2014
Issued and outstanding -66,127,598 shares at 9/30/2015, 71,128,894 shares at 6/30/2015, 70,532,122 shares at 12/31/2014 and 70,503,920 shares at 9/30/2014	66,128	71,129	70,532	70,504
Class B Non-Voting Common Stock - $1.00 par value
Authorized - 2,000,000 shares at 9/30/2015, 6/30/2015, 12/31/2014 and 9/30/2014
Issued and outstanding - 0 shares at 9/30/2015, 6/30/2015, 12/31/2014 and 9/30/2014	—	—	—	—
Additional paid-in-capital	316,160	385,686	405,436	404,068
Retained earnings	326,678	307,355	281,789	269,993
Accumulated other comprehensive income, net of tax	5,802	2,236	3,850	2,087
Total shareholders’ equity	714,768	766,406	761,607	746,652
Total liabilities and shareholders’ equity	$6,504,035	$6,417,623	$5,872,264	$5,745,767

(1)  Amounts represent loans for which the Company has elected the fair value option.

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest income
Interest and fees on loans	$60,078	$58,128	$178,335	$168,403
Interest on investments
Taxable	2,731	2,241	7,429	6,246
Tax-exempt	1,873	1,444	5,146	4,622
Total interest on securities	4,604	3,685	12,575	10,868
Interest on interest-earning cash balances	107	159	310	546
Interest on federal funds and other short-term investments	342	130	776	401
Dividends on FHLB stock	285	177	754	690
FDIC indemnification asset	(4,366)	(6,663)	(22,164)	(18,887)
Total interest income	61,050	55,616	170,586	162,021
Interest Expense
Interest-bearing demand deposits	401	190	1,073	630
Money market and savings deposits	620	487	1,653	1,473
Time deposits	2,582	1,611	6,540	4,534
Other brokered funds	541	288	1,771	352
Interest on short-term borrowings	350	122	638	330
Interest on long-term debt	909	701	2,623	1,902
Total interest expense	5,403	3,399	14,298	9,221
Net interest income	55,647	52,217	156,288	152,800
Provision for loan losses - uncovered	3,666	7,784	8,147	17,427
Benefit for loan losses - covered	(2,966)	(6,275)	(12,767)	(16,094)
Net interest income after provision for loan losses	54,947	50,708	160,908	151,467
Noninterest income
Deposit fee income	2,494	3,047	7,375	9,533
Mortgage banking and other loan fees	(1,721)	2,065	1,716	2,028
Net gain on sales of loans	6,815	4,083	24,181	12,808
Net gain on sale of branches	—	14,410	—	14,410
Bargain purchase gain	—	—	—	41,977
FDIC loss sharing income	(2,696)	(2,420)	(9,692)	(5,967)
Accelerated discount on acquired loans	9,491	3,663	25,133	14,455
Net gain (loss) on sales of securities	202	244	101	(2,066)
Other income	4,757	4,882	14,056	14,487
Total noninterest income	19,342	29,974	62,870	101,665
Noninterest expense
Salary and employee benefits	27,665	29,795	85,562	96,112
Occupancy and equipment expense	6,472	7,981	22,553	24,895
Data processing fees	1,356	1,610	5,015	5,610
Professional service fees	3,197	2,964	10,015	9,629
FDIC loss sharing expense	292	245	1,374	1,752
Bank acquisition and due diligence fees	113	239	1,944	3,436
Marketing expense	1,748	1,001	4,326	3,697
Other employee expense	722	621	2,482	2,016
Insurance expense	1,305	1,383	4,362	4,082
Other expense	4,959	5,424	20,084	19,553
Total noninterest expense	47,829	51,263	157,717	170,782
Income before income taxes	26,460	29,419	66,061	82,350
Income tax provision	6,425	9,904	19,045	4,002
Net income	$20,035	$19,515	$47,016	$78,348
Earnings per common share:
Basic	$0.29	$0.28	$0.67	$1.13
Diluted	$0.27	$0.26	$0.63	$1.04
Average common shares outstanding - basic	68,731	70,092	69,744	69,414
Average common shares outstanding - diluted	73,222	75,752	74,447	74,948
Total comprehensive income	$23,601	$19,369	$48,968	$88,431

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	2015			2014
(Dollars in thousands, except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Interest income
Interest and fees on loans	$60,078	$58,319	$59,938	$58,271	$58,128
Interest on investments
Taxable	2,731	2,375	2,323	2,263	2,241
Tax-exempt	1,873	1,658	1,615	1,610	1,444
Total interest on securities	4,604	4,033	3,938	3,873	3,685
Interest on interest-earning cash balances	107	117	86	94	159
Interest on federal funds and other short-term investments	342	269	165	126	130
Dividends on FHLB stock	285	224	245	177	177
FDIC indemnification asset	(4,366)	(8,548)	(9,250)	(7,539)	(6,663)
Total interest income	61,050	54,414	55,122	55,002	55,616
Interest Expense
Interest-bearing demand deposits	401	382	290	194	190
Money market and savings deposits	620	562	471	457	487
Time deposits	2,582	2,131	1,827	1,546	1,611
Other brokered funds	541	607	623	527	288
Interest on short-term borrowings	350	209	79	90	122
Interest on long-term debt	909	914	800	725	701
Total interest expense	5,403	4,805	4,090	3,539	3,399
Net interest income	55,647	49,609	51,032	51,463	52,217
Provision for loan losses - uncovered	3,666	1,069	3,412	5,655	7,784
Benefit for loan losses - covered	(2,966)	(8,382)	(1,419)	(2,661)	(6,275)
Net interest income after provision for loan losses	54,947	56,922	49,039	48,469	50,708
Noninterest income
Deposit fee income	2,494	2,561	2,320	2,692	3,047
Mortgage banking and other loan fees	(1,721)	4,698	(1,261)	(865)	2,065
Net gain on sales of loans	6,815	8,748	8,618	4,939	4,083
Net gain on sale of branches	—	—	—	—	14,410
FDIC loss sharing income	(2,696)	(5,928)	(1,068)	(244)	(2,420)
Accelerated discount on acquired loans	9,491	7,444	8,198	3,742	3,663
Net gain (loss) on sales of securities	202	6	(107)	—	244
Other income	4,757	4,569	4,730	5,570	4,882
Total noninterest income	19,342	22,098	21,430	15,834	29,974
Noninterest expense
Salary and employee benefits	27,665	28,685	29,212	25,632	29,795
Occupancy and equipment expense	6,472	8,415	7,666	6,911	7,981
Data processing fees	1,356	1,805	1,854	789	1,610
Professional service fees	3,197	3,275	3,543	3,323	2,964
FDIC loss sharing expense	292	133	949	406	245
Bank acquisition and due diligence fees	113	419	1,412	329	239
Marketing expense	1,748	1,483	1,095	1,226	1,001
Other employee expense	722	826	934	658	621
Insurance expense	1,305	1,527	1,530	1,615	1,383
Other expense	4,959	6,725	8,400	7,209	5,424
Total noninterest expense	47,829	53,293	56,595	48,098	51,263
Income before income taxes	26,460	25,727	13,874	16,205	29,419
Income tax provision	6,425	8,179	4,441	3,703	9,904
Net income	$20,035	$17,548	$9,433	$12,502	$19,515
Earnings per common share:
Basic	$0.29	$0.25	$0.13	$0.18	$0.28
Diluted	$0.27	$0.23	$0.12	$0.16	$0.26
Average common shares outstanding - basic	68,731	70,301	70,216	70,136	70,092
Average common shares outstanding - diluted	73,222	74,900	75,103	75,759	75,752
Total comprehensive income	$23,601	$13,144	$12,227	$14,265	$19,369

Talmer Bancorp, Inc.
Loan Data
(Unaudited)

(Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Uncovered loans
Residential real estate	$1,452,290	$1,434,678	$1,474,025	$1,426,012	$1,430,939
Commercial real estate
Non-owner occupied	988,635	924,174	919,043	888,650	814,179
Owner-occupied	472,269	445,927	459,002	417,843	379,964
Farmland	23,517	25,682	26,617	4,445	19,218
Total commercial real estate	1,484,421	1,395,783	1,404,662	1,310,938	1,213,361
Commercial and industrial	1,196,717	1,066,353	948,303	869,477	790,867
Real estate construction	217,035	175,192	140,705	131,686	102,920
Consumer	164,496	172,120	187,698	164,524	93,246
Total uncovered loans	4,514,959	4,244,126	4,155,393	3,902,637	3,631,333
Covered loans
Residential real estate	90,371	96,371	103,429	108,226	113,228
Commercial real estate
Non-owner occupied	40,777	85,889	97,661	108,692	121,491
Owner-occupied	32,009	53,614	63,031	70,492	80,990
Farmland	4,322	4,395	6,684	7,478	17,015
Total commercial real estate	77,108	143,898	167,376	186,662	219,496
Commercial and industrial	13,896	24,794	29,384	32,648	47,252
Real estate construction	5,149	7,426	8,443	9,389	13,734
Consumer	105	8,358	8,961	9,565	10,082
Total covered loans	186,629	280,847	317,593	346,490	403,792
Total loans	$4,701,588	$4,524,973	$4,472,986	$4,249,127	$4,035,125

Talmer Bancorp, Inc.
Impaired Assets
(Unaudited)

	2015			2014
(Dollars in thousands)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Uncovered
Nonperforming troubled debt restructurings
Residential real estate	$4,600	$4,364	$4,418	$3,984	$2,284
Commercial real estate	5,519	4,652	4,031	2,644	3,122
Commercial and industrial	705	414	43	180	135
Real estate construction	135	202	147	—	—
Consumer	115	91	89	83	84
Total nonperforming troubled debt restructurings	11,074	9,723	8,728	6,891	5,625
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	12,962	15,769	13,683	13,390	13,449
Commercial real estate	12,421	11,075	11,120	11,112	9,456
Commercial and industrial	9,236	2,705	1,892	3,370	14,339
Real estate construction	198	236	—	174	253
Consumer	149	217	254	174	161
Total nonaccrual loans other than nonperforming troubled debt restructurings	34,966	30,002	26,949	28,220	37,658
Total nonaccrual loans	46,040	39,725	35,677	35,111	43,283
Other real estate owned and repossessed assets (1)	27,329	37,612	30,761	36,872	32,046
Total nonperforming assets	73,369	77,337	66,438	71,983	75,329
Performing troubled debt restructurings
Residential real estate	2,402	2,392	1,875	1,368	1,802
Commercial real estate	13,973	3,741	2,625	3,785	2,961
Commercial and industrial	3,433	2,597	2,171	840	652
Real estate construction	197	131	89	90	92
Consumer	235	233	220	234	56
Total performing troubled debt restructurings	20,240	9,094	6,980	6,317	5,563
Total uncovered impaired assets	$93,609	$86,431	$73,418	$78,300	$80,892
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$196	$340	$72	$53	$595
Covered
Nonperforming troubled debt restructurings
Residential real estate	$1,618	$1,606	$1,623	$1,363	$1,304
Commercial real estate	3,590	14,717	13,617	14,343	4,144
Commercial and industrial	1,045	1,652	1,476	2,043	2,438
Real estate construction	210	336	267	272	614
Consumer	2	20	28	13	42
Total nonperforming troubled debt restructurings	6,465	18,331	17,011	18,034	8,542
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	392	465	441	485	433
Commercial real estate	190	251	1,180	1,380	1,313
Commercial and industrial	633	717	1,233	1,517	1,653
Real estate construction	26	29	451	441	441
Total nonaccrual loans other than nonperforming troubled debt restructurings	1,241	1,462	3,305	3,823	3,840
Total nonaccrual loans	7,706	19,793	20,316	21,857	12,382
Other real estate owned and repossessed assets	5,621	8,261	10,709	10,719	11,835
Total nonperforming assets	13,327	28,054	31,025	32,576	24,217
Performing troubled debt restructurings
Residential real estate	3,185	3,584	3,069	3,046	2,860
Commercial real estate	1,709	3,055	8,923	9,017	14,915
Commercial and industrial	204	569	993	1,137	2,119
Real estate construction	298	300	256	264	108
Consumer	—	7	—	—	—
Total performing troubled debt restructurings	5,396	7,515	13,241	13,464	20,002
Total covered impaired assets	$18,723	$35,569	$44,266	$46,040	$44,219
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$—	$—	$—	$—	$—
(1) Excludes closed branches and operating facilities.

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the three months ended
	September 30, 2015			June 30, 2015			September 30, 2014
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$172,781	$107	0.24%	$195,874	$117	0.24%	$264,158	$159	0.24%
Federal funds sold and other short-term investments	182,826	342	0.74	152,593	269	0.71	76,724	130	0.67
Investment securities (3):
Taxable	575,071	2,731	1.88	527,632	2,375	1.81	515,388	2,241	1.73
Tax-exempt	266,357	1,873	3.69	250,765	1,658	3.52	205,329	1,444	3.77
Federal Home Loan Bank stock	25,416	285	4.46	20,380	224	4.40	17,333	177	4.04
Gross uncovered loans (4)	4,494,551	53,749	4.74	4,250,403	48,919	4.62	3,548,152	44,443	4.97
Gross covered loans (4)	188,158	6,329	13.34	302,078	9,400	12.48	439,366	13,685	12.36
FDIC indemnification asset	35,211	(4,366)	(49.20)	46,971	(8,548)	(73.00)	99,335	(6,663)	(26.61)
Total earning assets	5,940,371	61,050	4.12%	5,746,696	54,414	3.84%	5,165,785	55,616	4.31%
Non-earning assets:
Cash and due from banks	91,225			86,290			114,156
Allowance for loan losses	(53,900)			(51,033)			(55,579)
Premises and equipment	44,552			47,775			52,141
Core deposit intangible	13,802			14,465			14,398
Goodwill	3,524			3,524			—
Other real estate owned and repossessed assets	43,420			44,888			49,440
Loan servicing rights	58,038			55,986			73,996
FDIC receivable	3,878			6,830			5,886
Company-owned life insurance	105,377			104,327			95,930
Other non-earning assets	241,922			236,881			230,955
Total assets	$6,492,209			$6,296,629			$5,747,108
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$823,741	$401	0.19%	$828,482	$382	0.19%	$657,107	$190	0.11%
Money market and savings deposits	1,293,737	620	0.19	1,267,347	562	0.18	1,237,984	487	0.16
Time deposits	1,523,096	2,582	0.67	1,353,226	2,131	0.63	1,236,286	1,611	0.52
Other brokered funds	365,825	541	0.59	483,716	607	0.50	361,929	288	0.32
Short-term borrowings	219,663	350	0.63	75,819	209	1.10	219,859	122	0.22
Long-term debt	407,154	909	0.89	463,210	914	0.79	280,054	701	0.99
Total interest-bearing liabilities	4,633,216	5,403	0.46%	4,471,800	4,805	0.43%	3,993,219	3,399	0.34%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	1,051,400			976,044			961,558
FDIC clawback liability	28,774			28,087			26,493
Other liabilities	47,779			62,414			26,968
Shareholders' equity	731,040			758,284			738,870
Total liabilities and shareholders' equity	$6,492,209			$6,296,629			$5,747,108
Net interest income		$55,647			$49,609			$52,217
Interest spread			3.66%			3.41%			3.97%
Net interest margin as a percentage of interest-earning assets			3.72%			3.46%			4.01%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin as a percentage of interest-earning assets (FTE)			3.76%			3.50%			4.05%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $604 thousand, $540 thousand, and $505 thousand on tax-exempt securities for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively, using the statutory tax rate of 35%.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the nine months ended
	September 30, 2015			September 30, 2014
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$179,234	$310	0.23%	$304,413	$546	0.24%
Federal funds sold and other short-term investments	144,592	776	0.72	74,651	401	0.72
Investment securities (3):
Taxable	532,701	7,429	1.86	501,122	6,246	1.67
Tax-exempt	251,629	5,146	3.60	189,117	4,622	4.41
Federal Home Loan Bank stock	22,176	754	4.55	17,561	690	5.25
Gross uncovered loans (4)	4,284,378	152,174	4.75	3,341,423	125,333	5.01
Gross covered loans (4)	272,819	26,161	12.82	476,465	43,070	12.09
FDIC indemnification asset	48,122	(22,164)	(61.58)	114,190	(18,887)	(22.11)
Total earning assets	5,735,651	170,586	4.01%	5,018,942	162,021	4.36%
Non-earning assets:
Cash and due from banks	89,787			99,858
Allowance for loan losses	(52,682)			(57,202)
Premises and equipment	46,886			55,160
Core deposit intangible	14,157			15,635
Goodwill	3,046			—
Other real estate owned and repossessed assets	45,699			55,014
Loan servicing rights	58,062			76,809
FDIC receivable	5,388			6,440
Company-owned life insurance	103,559			75,908
Other non-earning assets	237,514			222,889
Total assets	$6,287,067			$5,569,453
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$808,473	$1,073	0.18%	$693,346	$630	0.12%
Money market and savings deposits	1,258,174	1,653	0.18	1,328,229	1,473	0.15
Time deposits	1,381,282	6,540	0.63	1,257,393	4,534	0.48
Other brokered funds	478,775	1,771	0.49	175,169	352	0.27
Short-term borrowings	114,168	638	0.75	150,057	330	0.29
Long-term debt	424,148	2,623	0.83	234,087	1,902	1.09
Total interest-bearing liabilities	4,465,020	14,298	0.43%	3,838,281	9,221	0.32%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	983,677			949,516
FDIC clawback liability	27,995			25,790
Other liabilities	54,574			37,723
Shareholders' equity	755,801			718,143
Total liabilities and shareholders' equity	$6,287,067			$5,569,453
Net interest income		$156,288			$152,800
Interest spread			3.58%			4.04%
Net interest margin as a percentage of interest-earning assets			3.64%			4.07%
Tax equivalent effect			0.03%			0.03%
Net interest margin as a percentage of interest-earning assets (FTE)			3.67%			4.10%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $1.6 million and $1.6 million on tax-exempt securities for the nine months ended September 30, 2015 and 2014, respectively, using the statutory tax rate of 35%.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Reconciliation of Non-GAAP Financial Measures (1)
(Unaudited)

	2015			2014
(Dollars in thousands, except per share data)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter

Tangible shareholders' equity:
Total shareholders' equity	$714,768	$766,406	$753,849	$761,607	$746,652
Less:
Core deposit intangibles	13,470	14,131	14,796	13,035	13,696
Goodwill	3,524	3,524	3,524	—	—
Tangible shareholders' equity	$697,774	$748,751	$735,529	$748,572	$732,956
Tangible book value per share:
Shares outstanding	66,128	71,129	70,938	70,532	70,504
Tangible book value per share	$10.55	$10.53	$10.37	$10.61	$10.40
Tangible average equity to tangible average assets:
Average assets	$6,492,209	$6,296,629	$6,050,721	$5,865,624	$5,747,108
Average equity	731,040	758,284	759,365	754,722	738,870
Average core deposit intangibles	13,802	14,465	14,201	13,334	14,398
Average goodwill	3,524	3,524	2,075	—	—
Tangible average equity to tangible average assets	11.02%	11.79%	12.31%	12.67%	12.64%
Core efficiency ratio:
Net interest income	$55,647	$49,609	$51,032	$51,463	$52,217
Noninterest income	19,342	22,098	21,430	15,834	29,974
Total revenue	74,989	71,707	72,462	67,297	82,191
Less:
(Expense)/benefit due to change in the fair value of loan servicing rights	(3,831)	3,146	(4,084)	(3,656)	(176)
FDIC loss sharing income	(2,696)	(5,928)	(1,068)	(244)	(2,420)
Net gains on sales of branches	—	—	—	—	14,410
Total core revenue	81,516	74,489	77,614	71,197	70,377
Total noninterest expense	47,829	53,293	56,595	48,098	51,263
Less:
Transaction and integration related costs	113	419	3,347	329	1,428
Property efficiency review	—	1,820	—	—	—
Total core noninterest expense	$47,716	$51,054	$53,248	$47,769	$49,835
Core efficiency ratio	58.54%	68.54%	68.61%	67.09%	70.81%
(1) Management believes these non-GAAP financial measures provide useful information to both management and investors that is supplementary to our financial condition and results of operations in accordance with GAAP; however, we do acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.